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                                                  Exhibit 10.13
 Modification of Warrant Assignment and Stock Sales Agreement

      This Modification of Warrant Assignment and Stock Sales Agreement is among Mark Jones, Gary Humberson, Marion R. Bob Rice and Andy McBee (hereinafter collectively referred to as Sellers) and Americare Management, Inc. (hereinafter referred to as Buyer) on this 10th day of May, A.D. 2002.

      WHEREAS, Sellers and Buyers entered in to certain Warrant
Assignment and Stock Sales Agreement effective May 2, A.D. 2002
(hereinafter referred to collectively as the Contracts); and

      WHEREAS, Sellers and Buyers desire and intend to modify those Contracts.

       NOW, THEREFORE, for and in consideration of the performance of those Contracts, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, Sellers and Buyer agree and contract as follows:

     1. Buyer shall pay all promissory notes to Sellers equally such that Buyer shall not pay off or discharge one promissory note to an individual Seller before another, but Buyer shall pay equal amounts on all promissory notes each time Buyer makes a payment on the promissory notes to the Sellers.
2.   As an additional portion of the Purchase Price of Article
II of the Contracts, the net proceeds of the CLIA waiver recovery program of Interlink Home Health Care, Inc. and its Subsidiaries which is being conducted with the consulting services of MSI21, Inc. (hereinafter referred to as the finger stick project) shall be divided between Sellers and Buyers equally, and Buyer shall tender to Sellers a cashier's check for Sellers' fifty percent portion of the net proceeds, net of third party expenses, within ten (10) of receipt by Interlink or Subsidiaries of the payment on the finger stick project from the Centers for Medicare and Medicaid Services or its contractors or agents.
3. This Agreement shall be interpreted and construed in accordance with the terms of interpretation of the Contracts, including all defined terms therein.
4. The Sellers and Buyer intend that this Agreement shall modify the Contracts only as set forth explicitly herein, and that all other provisions of the Contracts shall remain in full force and effect.


     Signed on the 15 day of May, A.D. 2002

Americare Management, Inc.

/s/ Ronald E. Lusk


By Ronald E. Lusk, Chairman of
Americare Management, Inc.

The Phoenix Group Corporation joins in this document only to acknowledge the modification of its guarantee obligations under the Contracts.

/s/ Ronald E. Lusk

The Phoenix Group Corporation by Ronald E. Lusk
Chairman of The Phoenix Group Corporation



Andy  McBee                                    Marion  R.   Bob
Rice


/s/ Andy McBee                          /s/ Marion R. Bob Rice

Andy  McBee                                    Marion  R.   Bob
Rice



Gary Humberson                          Mark Jones

/s/ Gary Humberson                           /s/ Mark Jones


Gary Humberson                          Mark Jones